                                                                  Exhibit 23(ii)

                                JACKSON & KELLY

                       1600 LAIDLEY TOWER, P. O. Box 553

                       CHARLESTON, WEST VIRGINIA  25322

                                   --------


                                 May 24, 1995



Virginia Electric and Power Company
Richmond, Virginia  23261

Ladies & Gentlemen:

  We hereby consent to the statements made in respect to our firm under the caption "EXPERTS" appearing in the Registration Statement on Form S-3 (and the prospectus included therein) of Virginia Electric and Power Company to be filed on or about May 24, 1995, with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, for registration of up to $500 million aggregate principal amount of its First and Refunding Mortgage Bonds.

                               Very truly yours,



                               JACKSON & KELLY